Exhibit 1.01

CDC Corporation

Unaudited Consolidated Statement of Operations

(Amounts in thousands of U.S. dollars except per share data)

	Three Months Ended March 31, 2007	Three Months Ended June 30, 2007	Three Months Ended September 30, 2007	Three Months Ended December 31, 2007	Year Ended December 31, 2007

Revenues
Software	$51,276	$59,391	$60,287	$67,306	$238,260
Global Services	24,897	29,040	29,183	27,657	110,777
CDC Games	9,728	9,316	6,634	7,918	33,596
China.com	2,056	2,950	2,357	4,046	11,409
Mobile Services and Applications	3,298	3,167	1,124	753	8,342

Total revenue	91,255	103,864	99,585	107,680	402,384

Cost of revenue
Software	(21,327)	(24,136)	(25,088)	(28,275)	(98,826)
Global Services	(18,365)	(22,087)	(21,740)	(21,943)	(84,135)
CDC Games	(3,953)	(4,675)	(4,887)	(6,593)	(20,108)
China.com	(763)	(1,122)	(890)	(1,508)	(4,283)
Mobile Services and Applications	(1,841)	(1,555)	(930)	(431)	(4,757)

Total cost of revenue	(46,249)	(53,575)	(53,535)	(58,750)	(212,109)

Gross profit	45,006	50,289	46,050	48,930	190,275
Gross margin %	49%	48%	46%	45%	47%
Sales and marketing expenses	(15,902)	(19,159)	(18,714)	(22,738)	(76,513)
Research and development expenses	(5,286)	(6,412)	(6,440)	(5,698)	(23,836)
General and administrative expenses	(19,303)	(21,369)	(23,316)	(31,745)	(95,733)
Amortization expenses	(3,070)	(3,048)	(2,919)	(3,620)	(12,657)
Restructuring and other charges	(764)	(658)	2,164	(9,798)	(9,056)
Goodwill impairment	—	—	—	(71,096)	(71,096)

	(44,325)	(50,646)	(49,225)	(144,695)	(288,891)

Operating income/(loss)	681	(357)	(3,175)	(95,765)	(98,616)

Other income (expenses):
Interest income	2,838	3,856	3,133	3,559	13,386
Interest expense	(1,737)	(2,534)	(2,555)	(2,260)	(9,086)
Gain on disposal of available-for-sale securities	—	135	46	333	514
Gain on disposal of subsidiaries and cost investments	—	622	6,394	(6,455)	561
Impairment of available-for-sale securities	—	—	(6,595)	(6,902)	(13,497)
Gain (loss) on change in fair value of derivatives	—	(790)	(471)	(4,735)	(5,996)

Total other income (expense)	1,101	1,289	(48)	(16,460)	(14,118)

Income/(loss) before income taxes	1,782	932	(3,223)	(112,225)	(112,734)

Income tax benefit (expense)	(1,396)	(4,016)	(5,257)	(181)	(10,850)

Income (loss) before minority interests	386	(3,084)	(8,480)	(112,406)	(123,584)

Minority interests in income of consolidated subsidiaries	(490)	(619)	1,253	18,407	18,551

Net income/(losses)	$(104)	$(3,703)	$(7,227)	$(93,999)	$(105,033)

Basic earnings/(losses) per share	$(0.00)	$(0.03)	$(0.07)	$(0.86)	$(0.98)

Diluted earnings/(losses) per share	$(0.00)	$(0.03)	$(0.07)	$(0.86)	$(0.98)

Weighted average number of shares—basic	107,461	106,925	106,860	107,179	107,160
Weighted average number of shares—fully diluted	127,379	128,386	126,762	125,650	125,773